                                                                    Exhibit L(4)

                                ULTRA SERIES FUND
                             SUBSCRIPTION AGREEMENT

     ULTRA SERIES FUND, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), AND CUNA MUTUAL INSURANCE SOCIETY. ("CMIS"), a duly licensed registered investment adviser domiciled in the state of Iowa with its principal office located in Madison, Wisconsin, agrees as follows:

     1.   OFFER AND PURCHASE.

     The Trust offers to MCA, and MCA agrees to purchase, the number and amount of Class Z shares (the "Shares") shown on the Schedule attached to this Agreement of the Target Retirement 2020 Fund, Target Retirement 2030 Fund and Target Retirement 2040 Fund, each a series of the Trust. MCA acknowledges receipt from the Trust of the Shares and the Trust acknowledges receipt from MCA of an aggregate of $1,000,000 in full payment for the Shares.

     2.   REPRESENTATION BY MCA.

     MCA represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to resale or further distribution.

     3.   FILING OF CERTIFICATE OF TRUST.

     The Trust represents that a copy of its Certificate of Trust dated November 1, 1983, as amended from time to time, is on file with the Secretary of State of the Commonwealth of Massachusetts. The Trust represents a copy of its Declaration of Trust dated May 1, 1997, as amended from time to time, is maintained by the Trust.

     4.   LIMITATION OF LIABILITY.

     The Trust and MCA agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

     5.   NO RIGHT OF ASSIGNMENT.

     MCA's right under this Agreement to purchase the Shares is not assignable.

     6.   DATES.

     This Agreement will become effective as of the date the Trust's next Registration Statement on Form N-1A relating to the Target Retirement 2020 Fund, Target Retirement 2030 Fund and Target Retirement 2040 Fund becomes effective.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 1st day of October, 2007.

                                        ULTRA SERIES FUND


                                        By: /s/ David P. Marks
                                            ------------------------------------
                                        Name: David P. Marks
                                        Title: President


ATTEST:


/s/ Diane M. Fisher
-------------------------------------


                                        CUNA MUTUAL INSURANCE SOCIETY


                                        By: /s/ Steven R. Suleski
                                            ------------------------------------
                                        Name: Steven R. Suleski
                                        Title: Vice President


ATTEST:


/s/ Diane M. Fisher
-------------------------------------

                                    SCHEDULE

                                 Amount      Price
Name of Fund                   of Shares   Per Share      Total
------------                   ---------   ---------   ----------
Target Retirement 2020 Funds    100,000      $10.00    $1,000,000
Target Retirement 2030 Funds    100,000      $10.00    $1,000,000
Target Retirement 2040 Funds    100,000      $10.00    $1,000,000
                                -------                ----------
   Total                        300,000                $3,000,000